FIRST AMENDMENT TO INDIVIDUAL CUSTODIAN AGREEMENT


         This FIRST AMENDMENT TO INDIVIDUAL CUSTODIAN AGREEMENT (the "Amendment") dated this 6th day of September, 2006 is hereby entered into by and between Capital Management Investment Trust, a Massachusetts business trust ("Trust"), and U.S. Bank National Association, a national banking association ("U.S. Bank").

         WHEREAS, the Trust previously entered into an Individual Custodian Agreement dated November 20, 2001 (the "Agreement") with Wachovia Bank, National Association ("Wachovia"), successor to First Union National Bank, pursuant to which the Trust established a custodian account ("Custodian Account") and custodial relationship ("Custodial Relationship") with Wachovia; and

         WHEREAS, effective December 30, 2005, Wachovia sold its institutional custody services business, including the Custodial Account and Custodial Relationship referenced above, to U.S. Bank; and

         WHEREAS, the parties desire to amend the Agreement to reflect the change in custodian under the Agreement from Wachovia to U.S. Bank; and

         WHEREAS, Section 14 of the Agreement allows for its amendment by a written instrument.

         NOW, THEREFORE, the parties agree as follows:

         1. U.S. Bank is a national bank authorized to accept and execute custody arrangements under the authority granted to it by the United States Department of the Treasury, Office of the Comptroller of the Currency. U.S. Bank hereby represents and warrants to the Trust as follows: (i) U.S. Bank is a national bank authorized to accept and execute custody arrangements under the authority granted to it by the United States Department of the Treasury, Office of the Comptroller of the Currency; (ii) U.S. Bank is qualified to establish and maintain the Custodial Account and Custodial Relationship and to act as custodian under the governing documents thereof, including the Agreement; (iii) Wachovia has assigned to U.S. Bank, and U.S. Bank has assumed, all of Wachovia's powers, rights, functions, duties and interests under the Agreement; (iv) U.S. Bank is eligible and satisfies all applicable requirements and qualifications to become successor to Wachovia under the Agreement; and (v) U.S. Bank covenants and agrees to perform all duties and obligations of Wachovia as provided in the Agreement and subject to the provisions currently set forth therein.

         2. All references to First Union National Bank and/or Wachovia Bank, N.A. in the Agreement shall be replaced with U.S. Bank, N.A.

         3. Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.



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           [Signature Page to First Amendment to Individual Custodian Agreement]

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts (including facsimile counterparts) as of the date and year first written above.




CAPITAL MANAGEMENT                             U.S. BANK, N.A.
INVESTMENT TRUST



By:  /s/ Julian G. Winters                     By:  /s/ Michael R. McVoy
     _______________________________               ___________________________

Name:  Julian G. Winters                       Name: Michael R. McVoy
       _____________________________                 _________________________

Title:  Secretary                              Title: Vice-President
       _____________________________                  ________________________